UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2005

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Other Events.

On March 15, 2005, we entered into a non-exclusive licensing and marketing agreement with Comcast STB Software DVR, LLC, a wholly-owned subsidiary of Comcast Corporation, and Comcast Corporation, as guarantor of Comcast STB’s obligations under the agreement. Pursuant to our agreement, we have agreed to develop a TiVo-branded software solution for deployment on Comcast’s DVR platforms, which would enable any TiVo-specific DVR and networking features requested by Comcast, such as WishList™ searches, Season Pass™ recordings, home media features, and TiVoToGo™ transfers. In addition, we have agreed to develop an advertising management system for deployment on Comcast platforms to enable the provision of local and national advertising to Comcast subscribers.

Under the agreement, Comcast will pay us an upfront fee and a recurring monthly fee per Comcast subscriber who receives the TiVo service through Comcast. Comcast will also pay us fees for engineering services for the development and integration of the TiVo service software solution (subject to adjustment under certain circumstances) and the advertising management system.

The initial term of our agreement is for seven years from completion of the TiVo service software solution, with Comcast permitted to renew for additional 1-year terms for up to a total of 8 additional years as long as certain deployment thresholds have been achieved. During the term of the agreement, we will provide Comcast with certain customer and maintenance support. We will have the continuing right to sell certain types of advertising in connection with the TiVo service offered through Comcast. We will also have a limited right to sell certain types of advertising on other Comcast DVR set-top boxes enabled with the advertising management system, subject to Comcast’s option to terminate such right in exchange for certain advertising-related payments. Development and deployment of the TiVo service software solution and advertising management system is targeted to occur within two years from the date of the agreement, with certain consequences, including, but not limited to, termination of the agreement, in the event development of the TiVo service software solution has not been completed by such date. As part of our agreement, Comcast is receiving a non-exclusive, non-transferable license to our intellectual property in order to deploy the TiVo service software solution and advertising management system, including certain trademark branding rights and a covenant not to assert under our patents, which rights extend only to Comcast Corporation, its affiliates, and certain of its vendors and suppliers with respect to Comcast products and services. Such non-exclusive, non-transferable license to our intellectual property will, under certain circumstances, continue after the termination of our agreement. In addition, Comcast is entitled to most favored customer terms as compared with other multi-channel video distributors who license certain TiVo technology. Pursuant to the terms of our agreement, Comcast has the right to terminate the agreement in the event we are the subject of certain change of control transactions involving any of certain specified companies.

The foregoing description of our licensing and marketing agreement with Comcast Corporation and Comcast STB Software DVR, LLC is qualified in its entirety by reference to the provisions of the agreement that will be filed as an exhibit with the Company’s Form 10-K for the year ending January 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: March 15, 2005	By:	/s/ David H. Courtney
David H. Courtney
Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration
(Principal Financial and Accounting Officer)